Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-206274, 333-176207, 333-101553, 333-107443, 333-115506, 333-141355 and 333-160866) pertaining to the 2011 Stock Incentive Plan, 2002 Stock Incentive Plan, 2002 Employee Stock Purchase Plan, 2000 Stock Incentive Plan, Parthus Technologies 2000 Share Incentive Plan, Chicory Systems, Inc. 1999 Employee Stock Option /Stock Issuance Plan, and Amended and Restated 2003 Director Stock Option Plan of CEVA, Inc. (formerly ParthusCeva, Inc.) of our reports dated March 10, 2017, with respect to the consolidated financial statements and financial statement schedule of CEVA, Inc., and the effectiveness of internal control over financial reporting of CEVA, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2016.

/ s / KOST FORER GABBAY & KASIERER

A Member of Ernst & Young Global

Tel-Aviv, Israel

March 10, 2017